Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-9800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FINANCIAL DYNAMICS:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 224-1483	Media: Evan Goetz
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI Consulting Appoints Brenda J. Bacon to Board of Directors

Baltimore, MD – December 11, 2006 - FTI Consulting, Inc. (NYSE: FCN), the leading global consulting firm to organizations confronting the critical legal, financial and reputational issues that shape their futures, today announced that its Board of Directors appointed Brenda Bacon, an independent director, to fill the vacancy created as a result of the Board increasing the number of directors to ten from nine and the number of members of Class II of the Board to four from three. Ms. Bacon’s term will expire at FTI’s next annual meeting in Spring of 2007. Ms. Bacon will serve on the Board’s Nominating and Corporate Governance Committee.

Ms. Bacon, age 56, is President and CEO of Brandywine Senior Care, Inc., a company she co-founded in 1996, now named Brandywine Senior Living. Ms. Bacon became President and Chief Operating Officer in May 2003, and President and Chief Executive Officer in July 2004. From 1989 to 1993, Ms. Bacon served as Chief of Management and Planning, a cabinet-level position under New Jersey Governor James J. Florio, where she oversaw all health care and human services reform efforts and departments, and served as a senior advisor to the Governor. In addition, in 1993, Ms. Bacon spent several weeks in Washington on loan to the Presidential Transition Team for the transition of the Department of Health and Human Services where she participated in the confirmation preparation for Secretary Donna Shalala.

Commenting on Ms. Bacon’s appointment, Jack Dunn, FTI’s president and chief executive officer, said: “The Board is delighted to add Brenda as an independent director. Her many years of senior management experience in the healthcare industry, an industry focus of FTI, will be an invaluable benefit to the Board.”

About FTI Consulting

FTI is a leading global firm that organizations rely on for advice and solutions in the areas of forensic analysis, investigation, economic analysis, restructuring, due diligence, strategic communication, financial communication and technology when confronting the critical legal, financial and reputational issues that shape their futures.

FTI delivers solutions every day through its network of nearly 2,000 professionals in offices in every major business center in the world.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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